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As filed with the Securities and Exchange Commission on April 2, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MOTOROLA, INC.
(Exact name of issuer as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	36-1115800 (I.R.S. Employer Identification Number)
1303 East Algonquin Road, Schaumburg, Illinois (Address of Principal Executive Offices)	60196 (Zip Code)
Motorola 401(k) Profit Sharing Plan (Full Title of the Plan)
David W. Devonshire, Executive Vice President and Chief Financial Officer 1303 East Algonquin Road, Schaumburg, Illinois 60196 (Name and Address of agent for service)
(847) 576-5000 (Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount To be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Motorola, Inc. Common Stock ($3 Par Value)(3)	20,000,000 shares	$8.31	$166,200,000	$13,445.58

(1)
In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Motorola 401(k) Profit Sharing Plan described herein.

(2)
Estimated solely for purposes of calculating the registration fee, pursuant to Rule 457(c) and (h)(1), on the basis of the average of the high and low reported sales price of the registrant's Common Stock on the New York Stock Exchange—Composite Tape on March 28, 2003

(3)
Includes preferred stock purchase rights. Prior to the occurrence of certain events, the preferred stock purchase rights will not be evidenced separately from the Common Stock.

PART I—INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the "Securities Act"), and the Note to Part I of Form S-8.

PART II—INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

        The following documents previously filed by Motorola, Inc. (the "Company") and the Motorola 401(k) Profit Sharing Plan ("Plan") (File No. 1-7221) with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") are incorporated herein by reference:

          1.    The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and the Plan's Annual Report on Form 11-K for the fiscal year ended December 31, 2001.

          2.    The description of the Company's Common Stock included in the Registration Statement on Form 8-B dated July 2, 1973, including any amendments or reports filed for the purpose of updating such description.

          3.    The description of the Company's Preferred Share Purchase Rights included in the Registration Statement on Form 8-A dated November 5, 1998, as amended.

        All other documents subsequently filed by the Company and the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all the securities offered hereby have been sold or which deregisters all the securities then remaining unsold, shall be deemed to be incorporated by reference into the Registration Statement and to be a part hereof from the date of filing of such documents(such documents and the documents enumerated above being hereinafter referred to as "Incorporated Documents"); provided however, that the documents enumerated above or subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made by this Registration Statement is in effect prior to the filing with the Commission of the Company's Annual Report on Form 10-K and the Plan's Annual Report on Form 11-K covering such year shall not be Incorporated Documents or be incorporated by reference in this Registration Statement or be a part hereof from and after the filing of such Annual Reports.

        Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement.

Item 4.    Description of Securities.

        The securities to be offered are registered under Section 12(b) of the Exchange Act.

Item 5.    Interests of Named Experts and Counsel.

        Not Applicable.

Item 6.    Indemnification of Directors and Officers.

        Section 145 of the Delaware General Corporation Law contains detailed provisions for indemnification of directors and officers of Delaware corporations against expenses, judgments, fines and settlements in connection with litigation.

        The Company's Restated Certificate of Incorporation, as amended, and it's Directors' and Officers' Liability Insurance Policy provide for indemnification of the directors and officers of the Company against certain liabilities. In addition, and as permitted by Section 102 of the Delaware General Corporation Law, the Company's Restated Certificate of Incorporation contains provisions eliminating the personal liability of directors for monetary damages for breach of fiduciary duty, except in specified instances.

Item 7.    Exemption from Registration Claimed.

        Not Applicable.

Item 8.    Exhibits.

        Reference is made to the Exhibit Index.

Item 9.    Undertakings.

        (a)  The undersigned registrant hereby undertakes:

          (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement, or amendment thereto, to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Schaumburg, State of Illinois, on the 2nd day of April, 2003.

MOTOROLA, INC.
By:	/s/ David W. Devonshire David W. Devonshire Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

        Each of the undersigned hereby constitutes and appoints Christopher B. Galvin, Mike S. Zafirovski, David W. Devonshire and Anthony M. Knapp, and each of them, as attorneys for him or her and in his or her name, place and stead, and in any and all capacities, to execute and file any amendments, supplements or statements with attorneys, and each of them, full power and authority to do and perform each and every act and thing whatsoever requisite and necessary to be done in and about the premises, as fully, to all intents and purposes, as he or she might or could do if personally present at the doing thereof, hereby ratifying and confirming all that said attorney, or any of them, or their or his substitute or substitutes, may or shall lawfully do, or cause to be done, by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement, or amendment thereto, has been signed below by the following persons in the capacities and on the date or dates indicated.

Signature	Title	Date

/s/ Christopher B. Galvin Christopher B. Galvin	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	April 2, 2003
/s/ David W. Devonshire David W. Devonshire	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	April 2, 2003
/s/ Anthony M. Knapp Anthony M. Knapp	Senior Vice President and Controller (Principal Accounting Officer)	April 2, 2003
/s/ Francesco Caio Francesco Caio	Director	April 2, 2003
/s/ H. Laurance Fuller H. Laurance Fuller	Director	April 2, 2003

/s/ Anne P. Jones Anne P. Jones	Director	April 2, 2003
/s/ Judy C. Lewent Judy C. Lewent	Director	April 2, 2003
/s/ Walter E. Massey Walter E. Massey	Director	April 2, 2003
/s/ Nicholas Negroponte Nicholas Negroponte	Director	April 2, 2003
/s/ Indra K. Nooyi Indra K. Nooyi	Director	April 2, 2003
/s/ John E. Pepper, Jr. John E. Pepper, Jr.	Director	April 2, 2003
/s/ Samuel C. Scott III Samuel C. Scott III	Director	April 2, 2003
/s/ Douglas A. Warner Douglas A. Warner, III	Director	April 2, 2003
/s/ B. Kenneth West B. Kenneth West	Director	April 2, 2003
/s/ John A. White John A. White	Director	April 2, 2003
/s/ Mike S. Zafirovski Mike S. Zafirovski	Director	April 2, 2003

        Pursuant to the requirements of the Securities Act of 1933, the Motorola 401(k) Profit Sharing Plan has duly caused this Registration Statement, or amendment thereto, to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Schaumburg, State of Illinois on the 2nd day of April, 2003

MOTOROLA 401(k) PROFIT SHARING PLAN
By:	/s/ Glenn A. Gienko Authorized Member of the Profit Sharing Committee of the Motorola 401(k) Profit Sharing Plan

EXHIBIT INDEX

Exhibit Number	Description
5(a)	An opinion of counsel as to legality of the shares of common stock being registered is not required since such shares are not original issuance shares.
5(b)
A favorable determination letter dated November 21, 2002 from the Internal Revenue Service that the Motorola, Inc. 401(k) Profit Sharing Plan is qualified under Section 401(a) of the Internal Revenue Code ("Code") The November 21, 2002 determination letter does not address the Plan's compliance with provisions of the Economic Growth and Tax Relief Reconciliation Act of 2001.
23(a)	Consent of KPMG LLP.

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  PART I—INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
  PART II—INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference.
  Item 4. Description of Securities.
  Item 5. Interests of Named Experts and Counsel.
  Item 6. Indemnification of Directors and Officers.
  Item 7. Exemption from Registration Claimed.
  Item 8. Exhibits.
  Item 9. Undertakings.
SIGNATURES
EXHIBIT INDEX